UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED INSURANCE HOLDINGS CORP.
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UNITED INSURANCE HOLDINGS CORP.
800 2nd Avenue S.
St. Petersburg, FL 33701

March 29, 2017
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of United Insurance Holdings Corp. (UPC Insurance, the Company, us, our, and we), which will be held at 1:00 p.m. local time on Tuesday, May 9, 2017, at our office located at 800 2nd Avenue S., St. Petersburg, Florida 33701. At our Annual Meeting, you will be asked:

1.	To elect Gregory C. Branch, John Forney, and Kent G. Whittemore to serve as Class A Directors of our Board of Directors until our 2019 annual meeting of stockholders;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important! Whether or not you plan to attend the Annual Meeting, please read the proxy statement and then vote at your earliest convenience by proxy card or by Internet. Using Internet voting or mailing your proxy card will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. Our 2016 Annual Report, which we will be sent to you along with the proxy statement, contains information about us and our performance.

Kind regards,

/s/ John Forney
John Forney, CFA
President and Chief Executive Officer

UNITED INSURANCE HOLDINGS CORP.
800 2nd Avenue S.
St. Petersburg, FL 33701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2017

WE HEREBY GIVE NOTICE that the 2017 Annual Meeting of Stockholders of United Insurance Holdings Corp., a Delaware corporation, will be held at 1:00 p.m., local time, on Tuesday, May 9, 2017, at our office located at 800 2nd Avenue S., St. Petersburg, Florida 33701, for the following purposes:

1.	To elect Gregory C. Branch, John Forney, and Kent G. Whittemore to serve as Class A Directors of our Board of Directors until our 2019 annual meeting of stockholders;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our Board recommends that our stockholders vote FOR the election of Gregory C. Branch, John Forney, and Kent G. Whittemore as Class A Directors and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Persons owning shares of our common stock at the close of business on March 22, 2017 (Record Date) are entitled to notice of, and to vote at, our Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be made available for the examination of any stockholder at the Annual Meeting and for ten days prior to the Annual Meeting at our office located at 800 2nd Avenue S., St. Petersburg, Florida 33701.

We cordially invite you to attend the Annual Meeting. To gain admission, you must show that you owned shares of our common stock as of the Record Date and, if so, then you must show a valid, government-issued, picture identification. If your shares are registered in your name, we will compare your name to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker, bank, or other holder of record, you must bring evidence of your share ownership, such as your most recent account statement or a legal proxy from your broker, bank, or other holder of record. If you do not have valid picture identification and proof that you own shares of our common stock, we will not admit you to the Annual Meeting. All packages and bags are subject to inspection.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by Internet or by mailing your completed proxy card. YOU CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY (i) INTERNET; (ii) MAILING YOUR COMPLETED AND SIGNED PROXY CARD; OR (iii) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast by Internet must be cast prior to 11:59 p.m., Eastern Daylight Time on Monday, May 8, 2017.

Dated:	March 29, 2017	By order of the Board of Directors,
/s/ Kimberly A. Salmon Kimberly A. Salmon
Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2017.
To access our Proxy Statement for the 2017 Annual Meeting of
Stockholders and our 2016 Annual Report, please visit
http://www.proxydocs.com/UIHC

UNITED INSURANCE HOLDINGS CORP.
PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

General

The Board of Directors of United Insurance Holdings Corp. solicits the accompanying proxy for our 2017 Annual Meeting of Stockholders to be held at our office located at 800 2nd Avenue S., St. Petersburg, Florida, 33701 on Tuesday, May 9, 2017, at 1:00 p.m. local time. In our attached Notice of Annual Meeting of Stockholders, we set forth the matters that stockholders will consider and act upon at the meeting. We will send this Proxy Statement for our Annual Meeting, our Notice of Annual Meeting of Stockholders, the enclosed proxy, our 2016 Annual Report, and our Notice of Internet Availability of Proxy Materials to our stockholders on or about March 29, 2017. Included in our 2016 Annual Report is our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, which you can find on the SEC’s website at www.sec.gov or our website at investors.upcinsurance.com. Copies of the exhibits filed with our Form 10-K may be obtained by submitting a written request as described in the subsection entitled Communication with the Company.

Our Board is not aware of any other matters that are likely to be brought before stockholders at the Annual Meeting other than those specified in the notice thereof; however, if any other matters properly come before the stockholders at the Annual Meeting, the persons named in the enclosed proxy or their duly constituted substitutes acting at the Annual Meeting will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Except as set forth below, in the absence of instructions, executed proxies will be voted “FOR” the three nominees to serve as Class A Directors of our Board and “FOR” the ratification of the appointment by the Audit Committee of our Board of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Please note that your broker will NOT be able to vote your shares with respect to the election of directors (Proposal One) if you have not provided instructions to your broker. We therefore strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

Communication with the Company

Unless otherwise noted in the Proxy Statement, requests for documents and/or information, submissions of proposals or nominations, proxy revocations or other official communications should be submitted in writing to the following address:

United Insurance Holdings Corp.
800 2nd Avenue S.
St. Petersburg, Florida 33701
Attention: Corporate Secretary

Outstanding Securities and Voting Rights

Our Board has fixed the record date for the determination of stockholders entitled to notice of, and to vote at, our Annual Meeting as the close of business on March 22, 2017. As of March 22, 2017, there were 21,726,608 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each of the matters listed in our Notice of Annual Meeting and this Proxy Statement.

Voting Information

The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or other holder of record, holding shares for a beneficial owner, does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Brokers may not vote on behalf of their clients with respect to the election of directors (Proposal One) if their clients do not provide voting instructions. Please vote your shares on Proposal One. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal One.

Directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting.  Therefore, the three Class A Director nominees receiving the most votes will be elected to the Board as Class A Directors to serve two year terms ending on the date of the 2019 annual meeting of stockholders and until their successors are duly elected and qualified.

Neither our Certificate of Incorporation, our By-Laws nor any applicable law requires stockholder ratification of the appointment of RSM as our independent registered public accounting firm. Our Certificate of Incorporation (as amended and restated) provides that our directors may submit any act for approval or ratification at any annual meeting of our stockholders and that the approval or ratification of such act will require the vote of the holders of a majority of our stock represented in person or by proxy and entitled to vote at the meeting (provided that a quorum of stockholders is represented in person or by proxy). Accordingly, the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2017 will be ratified if we receive the affirmative vote of the holders of a majority of our stock represented in person or by proxy and entitled to vote at the Annual Meeting, provided that a quorum is represented. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of RSM.

We have appointed an Inspector of Elections for our Annual Meeting who will tabulate all of the votes at our Annual Meeting. For a period of ten (10) days prior to the Annual Meeting, any stockholder may appear at our office, located at the address listed in the subsection entitled Communication with the Company, to examine a list of our stockholders entitled to vote at our Annual Meeting.

Attendance

All stockholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend our Annual Meeting. Registration will begin at 12:30 p.m. and persons attending should allow ample time for check-in procedures. If you attend, please note that you must present valid photo identification, such as a driver’s license or passport. If you are a stockholder of record, we will verify your name against the list of our stockholders as of the Record Date, prior to admittance to our Annual Meeting. Please also note that if you are a beneficial holder and hold your shares through a broker, bank or other holder of record (i.e., in “street name”), you will need to present a copy of a brokerage statement or a legal proxy from your broker, bank, or other holder of record, reflecting your stock ownership as of the Record Date before you can be admitted to our Annual Meeting.

You may attend our Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card or via the Internet. If you are a beneficial owner of our common stock and if you obtain a legal proxy from your broker, bank or other holder of record and present it to the Inspector of Elections along with your ballot, you may vote in person at our Annual Meeting. We encourage you to vote your shares in advance of our Annual Meeting, even if you plan on attending. If you have already voted, you may nevertheless revoke your vote in the manner described below and vote in person at our Annual Meeting.

Directions

To obtain directions to attend our Annual Meeting and vote in person, please contact Jessica Strathman, SEC Reporting Manager, at (727) 895-7737.

Revocation

You may revoke your proxy at any time before the vote at our Annual Meeting by submitting written notice as described in the subsection entitled Communication with the Company, by delivering a proxy bearing a later date or by attending the meeting and voting in person. If you beneficially own shares of our common stock, you may submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at our Annual Meeting if you obtain a legal proxy, as described in the subsection entitled Attendance.

Expense and Manner of Solicitation

Our Board is soliciting the proxy accompanying this Proxy Statement. We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information we furnish to our stockholders. We may solicit proxies through the mail, or our directors, executive officers, and other employees may solicit proxies in person or by telephone. We will not pay any additional compensation to our directors, executive officers, or other employees for their services with regard to proxy solicitation. We will also request brokers, banks, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.

Delivery of Documents to Stockholders Sharing an Address

Some companies, brokers, banks, and other holders of record may employ procedures, approved by the SEC, known as “householding.” Householding, which reduces costs associated with duplicate printings and mailings, means that we will send only one copy of our Annual Report and Proxy Statement to stockholders who share the same address. Stockholders sharing the same address will continue to receive separate proxy cards.

If you own shares of our common stock and would like to receive additional copies of our Annual Report and Proxy Statement, you may submit a request to us by: (i) mailing a request in writing as described in the subsection entitled Communication with the Company, or (ii) calling us at (727) 895-7737; we will promptly mail the requested copies to you. If you own shares of our common stock in your own name and you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you receive multiple copies and want to receive only one copy, contact American Stock Transfer & Trust Company, LLC at (800) 937-5449 or 6201 15th Avenue, Brooklyn, NY 11219. If you beneficially own shares of our common stock (including through a bank or broker) and you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you receive multiple copies and want to receive only one copy, contact your bank, broker, or other holder of record.

AMERICAN COASTAL MERGER

On August 17, 2016, we entered into an Agreement and Plan of Merger (the merger agreement) with Kilimanjaro Corp., a North Carolina corporation and a wholly-owned subsidiary of UIHC (Merger Sub), Kili LLC, a Delaware limited liability company and a wholly-owned subsidiary of UIHC (Merger LLC), RDX Holding, LLC, a Delaware limited liability company (RDX), R. Daniel Peed, an individual residing in Texas (Mr. Peed), Peed FLP1, Ltd., L.L.P., a Texas limited liability partnership that is wholly-owned by Mr. Peed (Peed FLP1), and AmCo Holding Company, a North Carolina corporation and a wholly-owned subsidiary of RDX (AmCo), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, we will acquire AmCo by way of a series of mergers and each share of AmCo common stock issued and outstanding immediately prior to the transactions will be converted into a number of shares of UIHC common stock (the merger consideration) equal to 209,563.55 multiplied by the lesser of (i) one and (ii) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the thirty trading day trailing volume-weighted average closing stock price of UIHC common stock as of the day of the closing of the mergers. Immediately following the closing, RDX will distribute to its members all of the merger consideration.

On February 3, 2017, a special meeting of our stockholders was held at our principal executive offices. A total of 17,042,645 shares of our common stock, out of a total of 21,646,614 shares of common stock issued and outstanding and entitled to vote as of the close of business on December 28, 2016, were present in person or represented by proxy at the special meeting. Stockholders voted upon and approved the issuance of shares of our common stock, as contemplated by the merger agreement with AmCo. Approximately 98.8% of the shares voted were voted in favor of the issuance.

On October 17, 2016 and February 3, 2017, the State of Hawaii and the Florida Office of Insurance Regulation, respectively, granted regulatory approval in respect of the mergers.

We expect to issue approximately 20,956,355 shares of our common stock pursuant to the merger agreement. Based on the number of shares of common stock of AmCo and UIHC outstanding at the close of business on December 28, 2016 (being the record date for UIHC's special meeting of stockholders), immediately following the consummation of the mergers, current UIHC stockholders and RDX members would own approximately 51% and 49% of the outstanding shares of our common stock, respectively. In particular, Mr. Peed, being the majority equityholder of RDX, is expected to beneficially own approximately 32% of the outstanding shares of our common stock.

At the effective time of the first merger, our board will be increased from seven directors to ten directors. The board is expected to be comprised of the directors of our board as of immediately prior to the effective time of the first merger, plus Mr. Peed, Mr. Patrick F. Maroney and Mr. Michael R. Hogan. Mr. Peed will also serve as the Non-Executive Vice Chairman of the board.

For additional information on the transaction, refer to our proxy statement filed with the SEC on December 29, 2016.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Governance Principles

The Board oversees and monitors our management in the interest and for the benefit of our stockholders. We have posted our Corporate Governance Guidelines on our website at investors.upcinsurance.com.

The following table provides information regarding each of our current directors:

	Age	Position	Year Current Term Expires	Current Director Class
Class A
Gregory C. Branch	69	Chairman of the Board	2017	A
John Forney	55	President, CEO and Director	2017	A
Kent G. Whittemore	69	Director	2017	A

Class B
Kern M. Davis, M.D.	62	Director	2018	B
William H. Hood, III	56	Director	2018	B
Sherrill W. Hudson	74	Director	2018	B
Alec L. Poitevint, II	69	Director	2018	B

PROPOSAL ONE – ELECTION OF DIRECTORS

Proposal

Our Board consists of Class A Directors and Class B Directors; each class generally serves a two-year term, typically with only one class of directors being elected in each year.

The term of office for our Class A Directors, currently consisting of Gregory C. Branch, John Forney, and Kent G. Whittemore, will expire at our Annual Meeting. Accordingly, our Board is soliciting votes for the three Class A Director nominees named below and your proxy cannot be voted for more than three Class A Director nominees. The term of office for our Class B Directors, currently consisting of Kern M. Davis, M.D., William H. Hood, III, Sherill W. Hudson, and Alec Poitevint, II, will expire at our 2018 annual meeting of stockholders.

Our Board has nominated for re-election at the Annual Meeting Gregory C. Branch, John Forney, and Kent G. Whittemore as Class A Directors. Each director nominee elected as a Class A Director at our Annual Meeting will serve a two-year term until his successor is elected and qualified at our 2019 annual meeting of stockholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of Gregory C. Branch, John Forney, and Kent G. Whittemore as Class A Directors. All of these nominees have agreed to serve if elected and have consented to being named in this Proxy Statement. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the three Class A Director nominees receiving the most votes will be elected as Class A Directors. Abstentions and broker non-votes will not affect the outcome of the vote on the election of directors.

Recommendation of the Board

Our Board unanimously recommends that you vote FOR the election of Gregory C. Branch, John Forney, and Kent G. Whittemore as Class A Directors, each to serve a two-year term ending on the date of the 2019 annual meeting of stockholders and until his successor is duly elected and qualified. Each of the nominees for director is currently a director of the company. The Board's recommendation is based on the extent of each candidate's demonstrated excellence and success in his chosen career and the specific skills the candidate adds to the Board.

Class A Director Nominees

Gregory C. Branch has served as the Chairman of our Board since 2008. From its inception in 1999 through 2008, Mr. Branch served as the Chairman and Chief Executive Officer of United Insurance Holdings, LC. (UIH). At the date of the merger, he maintained substantial equity holdings in UIH, which wrote and serviced, through its subsidiaries, property and casualty insurance policies. Mr. Branch has served as the Chairman and owner of Branch Properties, Inc., a manufacturer and distributor of equine feed, since 1986 and has also served as the President of Branch Properties since 1986. From 1994 until 1998, Mr. Branch served as Chairman of Summit Holding Southeast, Inc., an insurance holding company that completed its initial public offering in 1997 and was acquired by Liberty Mutual in 1998. Mr. Branch served as a director of Prime Insurance Holdings, Inc. from 2001 to 2014 and of Raffles Insurance Company since 2003. Mr. Branch was the founding Chairman of Sunz Insurance Holding, a Florida workers compensation company that was sold in 2008. Mr. Branch was a founding member of, and remains a director of and past Chairman of American Feed Industry Insurance Company RRG. Mr. Branch operated as an underwriting member of Lloyd’s of London from 1986 through 2004. Mr. Branch graduated from the University of Florida with a B.S. in Agriculture Economics and served at the rank of Captain in the U.S. Army.

Our Board selected Mr. Branch to serve on our Board based upon his substantial experience in the insurance industry and his broad entrepreneurial skills obtained by owning his own business.

John L. Forney has served as our Chief Executive Officer and a member of our Board since June 14, 2012. He assumed the additional role of President in July 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James (NYSE: RJF), a financial services holding company based in St. Petersburg, Florida. He last served there as managing director in Raymond James' public finance department, where he managed the department and led the firm's investment banking efforts in catastrophe insurance financing. Mr. Forney received a B.A. in Economics from Princeton University and a M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He also holds the Chartered Financial Analyst designation.

Our Board selected Mr. Forney to serve on our Board based upon his 23-year background of executive experience, including a balanced mix of investment banking and private sector executive leadership positions with a focus on the insurance market.

Kent G. Whittemore has served as a member of our Board since 2008. Mr. Whittemore served as a director of UIH from 2001 through 2008. Mr. Whittemore has served as the President of, and is a shareholder of, The Whittemore Law Group, P.A., a law firm located in St. Petersburg, Florida that he co-founded in 1987. The primary focus of his practice is in the areas of personal injury, insurance litigation, and business and real estate litigation. Mr. Whittemore served as President of the St. Petersburg Bar Association from 1996 through 1997, and served as President of the Tampa Bay Trial Lawyers Association from 2003 through 2004. Mr. Whittemore currently serves as a director of the Southern Trial Lawyers Association and formerly served as a director of the Academy of Florida Trial Lawyers. He also served on St. Petersburg’s Charter Review Commission. Mr. Whittemore received a B.S. in Business Administration from the University of Florida and a Juris Doctorate from Stetson College of Law.

Our Board selected Mr. Whittemore to serve on our Board based upon his insurance industry experience and his legal expertise.

Class B Directors Whose Terms Continue Until the 2018 Annual Meeting

Alec L. Poitevint, II has served as a member of our Board since 2008. Mr. Poitevint served as a director of United Insurance Holdings, L.C. (UIH) from 2001 through 2008. Mr. Poitevint has served as the Chairman and President of Southeastern Minerals, Inc. and its affiliated companies (collectively Southeastern Minerals), headquartered in Bainbridge, Georgia, since 1981. Southeastern Minerals manufactures and distributes mineral ingredients. He joined Southeastern Minerals, Inc. in 1970. From 1989 to 2010, Mr. Poitevint served as a director and President (2006) of First Port City Bank of Bainbridge, serving as Vice Chairman from 1994 to 2010. Mr. Poitevint served as a director of Agri-Nutrition/Virbac

Corporation from 1996 to 2006, and at various times during his tenure he held the positions of Chairman of the Board and Chairman of the Audit Committee. Mr. Poitevint has also served as the Chairman of American Feed Industry Insurance Company since 2002 and is the former Chairman of the American Feed Industry Association and National Feed Ingredients Association. Mr. Poitevint served on the Republican National Committee (RNC) as Committeeman or Chairman for Georgia from 1989 to 2012 and served as RNC Treasurer from 1997 to 2001.

Our Board selected Mr. Poitevint to serve on our Board based upon his experience in the insurance industry and his diverse management experience.

Kern M. Davis, M.D. has served as a member of our Board since March 14, 2012. Dr. Davis is an original investor and the son of one of the original founders of UIH and served as a board member of UIH from January 2006 through 2008. Dr. Davis earned a Bachelor's degree in Chemistry from the University of Florida in 1976, and a medical degree from the University of South Florida in 1980; he completed his residency at the University of Florida in 1985. In 1985, Dr. Davis joined Pathology Associates, P.A., an anatomic and clinical pathology professional services firm, and has served as its President since 1992. In 1993, Dr. Davis became a medical director for St. Anthony's Hospital Laboratory, and currently holds this position. Dr. Davis received an MBA from the University of South Florida in 1993. Dr. Davis has served on the Board of Directors of Freedom Bank since 2013. Dr. Davis has been a National Association of Corporate Directors (NACD) Governance Fellow since 2013.

Our Board selected Dr. Davis to serve on our Board based upon his prior experience with UIH and his educational and professional business experience.

William H. Hood, III has served as a member of our Board since March 14, 2012. Mr. Hood served as a board member of UIH from 2000 through 2008. In 1984, Mr. Hood formed Special Data Processing Corporation, a national partnership marketing company, and served as its Chief Executive Officer and Chairman from 1984 to 2006. Mr. Hood sold the company in 1999 to a private equity firm, and he continued to manage the company until he retired in 2006. On January 23, 2001, Mr. Hood formed Hall Estate Management LLC and, as the sole member of the firm, Mr. Hood manages his investments and entrepreneurial interests. In July 2009, the firm changed its name to Hall Capital Holdings LLC.

Our Board selected Mr. Hood to serve on our Board based upon his prior experience with UIH and his entrepreneurial experience in building and forming a national marketing company.

Sherrill W. Hudson has served as a member of our Board since May 30, 2013. Mr. Hudson served as Chairman of the Board for TECO Energy, an energy-related holding company, from January 2003 until July 2016. Mr. Hudson served as TECO's Chairman and Chief Executive Officer from July 2004 until August 2010, and Executive Chairman until December 31, 2012. Prior to his employment with TECO, Mr. Hudson worked for Deloitte & Touche LLP, an audit, financial advisory, tax and consulting firm. In August 2002, Mr. Hudson retired from Deloitte after having worked for the firm for over 37 years. Mr. Hudson also currently serves on the boards of Lennar Corporation (NYSE: LEN) and CBIZ, Inc. Mr. Hudson serves as Chairman of the Florida Chapter of the National Association of Corporate Directors. He also served on the boards of Publix Super Markets from January 2003 until April 2015. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He received his bachelor’s degree and graduated cum laude from Ashland University in Ashland, Ohio.

Our Board selected Mr. Hudson to serve on our Board based upon his professional background in auditing and financial reporting and diverse business experience. Mr. Hudson serves as our Audit Committee's financial expert.

Director Independence

Our Board determined that six of its current members; Gregory C. Branch, Kern M. Davis M.D., William H. Hood, III, Sherrill W. Hudson, Alec L. Poitevint, II, and Kent G. Whittemore; qualify as independent directors under NASDAQ Rule 5605(a)(2).

As described in additional detail below, our Board has an Audit Committee, a Compensation and Benefits Committee and a Nominating and Corporate Governance Committee. Our Audit Committee currently consists of Messrs. Davis, Hudson and Whittemore; our Compensation and Benefits Committee currently consists of Messrs. Branch, Hood, Hudson, Poitevint, and Whittemore; and our Nominating and Corporate Governance Committee currently consists of Messrs. Branch, Davis, Hood, Poitevint, and Whittemore. All of the members of all of these committees qualify as independent directors under NASDAQ Rule 5605(a)(2). In addition, all of the members of the Audit Committee qualify as independent directors under the independence standards for audit committee members set forth in NASDAQ Rule 5605(c)(2) and all of the members of the

Compensation Committee qualify as independent directors under the independence standards for compensation committee members set forth in NASDAQ Rule 5605(d)(2)(A).

Board Leadership Structure and Board’s Role in Strategy and Risk Oversight

Our Board has a non-executive Chairman, a position which remains independent of management. The Chairman, Greg C. Branch, sets the agendas for and presides over the Board meetings. He helps to assure that all Board members have the means to, and do, carry out their responsibilities, and he also communicates regularly with our Chief Executive Officer (CEO) on matters of significance. The CEO, John Forney, is a member of the Board and participates in meetings. The Board believes that this leadership structure is appropriate for our Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance.

The Board reviews and approves the company's strategic plan as presented by management and monitors our performance throughout the year against the plan.

The Board regularly devotes time during its meetings to review and discuss the most significant risks we face and management’s process for identifying, prioritizing and responding to those risks. During these discussions, our CEO and our Chief Financial Officer (CFO) present management’s process for the assessment of risks, a description of the most significant risks we face and any mitigating factors, plans or policies in place to address those risks. The Board also delegates certain of its risk oversight responsibilities to its committees.

The Audit Committee bears responsibility for oversight of our policies with respect to risk assessment and risk management. They analyze major financial risk exposures which we face and the steps we have taken to monitor and control such exposures. The Audit Committee also oversees our compliance with legal and regulatory requirements, areas which generate many of the most significant risks we face.

The Compensation Committee reviews our compensation structure, policies and practices to determine whether incentive compensation arrangements would be reasonably likely to have a material adverse effect on our company.

We also have a Finance Committee which bears responsibility for oversight of policy decisions about risk aggregation and minimization, including credit risk. The Finance Committee is also responsible for oversight of the capital structure and financing arrangements in support of our plans to ensure consistency with our risk tolerances and oversight of management's investment of our assets.

Meetings and Meeting Attendance

Our Board held seven meetings during 2016. On average, all of our directors attended 96% of all meetings of the Board and Board committees on which they served during 2016. All of our directors attended our 2016 annual meeting of stockholders. We do not have a formal policy with respect to director attendance at annual meetings; however, we encourage all of our directors to attend.

Communication with Directors

Stockholders may contact an individual director, our Board as a group, or a specified Board committee by sending correspondence addressed to our Secretary to the address listed in the subsection entitled Communication with the Company or by sending an e-mail to our investor relations e-mail address at InvestorRelations@upcinsurance.com. Each communication should specify the applicable addressee or addressees to which the communication is directed, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments as applicable. We generally will not forward to our directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or is a request for general information.

Board Committees

Our Board has three formal committees: a Nominating and Corporate Governance Committee, a Compensation and Benefits Committee, and an Audit Committee.

The following table provides the current membership for each of our Board committees:

	Audit	Compensation and Benefits	Nominating and Governance
Gregory C. Branch		X	X
Kern M. Davis, M.D.	X		Chair
John Forney
William H. Hood, III		X	X
Sherrill W. Hudson	Chair	X
Alec L. Poitevint, II		X	X
Kent G. Whittemore	X	Chair	X

In the following subsections, we describe each formal committee of our Board. Each formal Board committee has the authority to engage legal counsel, other advisors or consultants as the committee deems appropriate to carry out its responsibilities.

Audit Committee. Our Audit Committee consists of Mr. Hudson, Mr. Whittemore and Dr. Davis. Our Board has determined that Mr. Hudson is currently our audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K. All members of our Audit Committee are “independent” under both the general independence standards and the audit committee independence standards set forth in the NASDAQ Marketplace Rules.

Our Audit Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our web site at investors.upcinsurance.com, or by contacting our Corporate Secretary at the address listed in the subsection entitled Communication with the Company.

Our Audit Committee assists our Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Our Audit Committee’s role includes monitoring:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence,

•	the performance of our independent auditors,

•	our business practices and ethical standards, and

•	our risk assessment and risk management policies.

Our Audit Committee met six times during 2016, with all members attending the meetings.

Compensation and Benefits Committee. Our Compensation and Benefits Committee assists our Board with its responsibilities relating to the compensation of our directors and officers, and it has overall responsibility for recommending director and officer compensation plans, policies and long-term compensation programs for final approval by our Board. The committee takes into account our goals and objectives approved by the Board when making recommendations for the CEO's and the CFO's compensation. Based on our CEO’s recommendations, the committee will recommend any employment arrangements and bonus plans for officers. For information regarding the committee's processes and procedures for determining director compensation, please see the section entitled Director Compensation. The committee may not delegate any of its authority to any other persons. The committee may engage compensation consultants; however, the committee did not engage compensation consultants with respect to executive or director compensation during 2016.

All members of our Compensation Committee are "independent" under both the general independence standards and the compensation committee independence standards set forth in the NASDAQ Marketplace Rules.

Our Compensation Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our web site at investors.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Communication with the Company.

Our Compensation Committee met six times during 2016, with all members attending the meetings.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee assists our Board by:

•	identifying qualified individuals to become directors,

•	recommending qualified director nominees for election at the stockholders’ annual meeting,

•	determining membership on Board committees,

•	verifying the independence of our Board members,

•	recommending changes to our corporate governance guidelines and other governing instruments,

•	reviewing non-financial matters reported to the Anonymous Reporting Hotline or Audit Committee,

•	overseeing annual self-evaluations by our Board, and

•	reporting annually to our Board regarding the CEO succession plan.

Our Nominating Committee operates under a formal written charter that governs its duties and standards of performance. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our web site at investors.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Communication with the Company.

Our Board selects the director nominees to stand for election at our annual stockholder meetings and to fill vacancies occurring on our Board based on the recommendations of the Nominating Committee. Our Nominating Committee has not adopted minimum qualifications for director nominees. Our Nominating Committee selects nominees for director on the basis of experience, integrity, skills, the ability to make independent analytical inquiries, an understanding of our business environment and the willingness to devote adequate time to Board duties, all within the context of an assessment of the perceived needs of the Board at a given point in time. While our Nominating Committee considers diversity as one of several criteria for eligibility, we have not adopted a formal diversity policy. In addition to the individual attributes of our directors discussed above, we highly value the collective business experience and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Our Nominating Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. Our Nominating Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, our Nominating Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other recommended nominees. Any stockholder wishing to recommend a nominee for director should notify our Corporate Secretary in writing and include, at a minimum, (i) the name and address, as they appear in our books, of the stockholder giving the notice, (ii) the class and number of our common stock shares that the stockholder beneficially owns, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the SEC would require us to include in a proxy statement. If our Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates under consideration for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of our stockholders.

Pursuant to the above procedures, once our Nominating Committee identifies prospective nominees, it will solicit background information on the candidates, then investigate, interview and evaluate the candidates. The committee will then report to the Board.

Our Nominating Committee recommended the three incumbent director nominees for election at our Annual Meeting to our Board, who approved the recommendation.

Our Nominating Committee met five times during 2016, with all members attending at least 96% of all meetings on average.

DIRECTOR COMPENSATION

The following table describes the compensation received by each of our directors during the year ended December 31, 2016.

	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Gregory C. Branch (2)	$115,000	$664,400	$779,400
Sherrill W. Hudson (3)	95,000	83,050	178,050
Alec L. Poitevint, II (4)	85,000	83,050	168,050
Kent G. Whittemore (4)	85,000	83,050	168,050
Kern M. Davis, M.D. (4)	85,000	83,050	168,050
William H. Hood, III	75,000	83,050	158,050

1.
Represents the grant date fair value of stock awarded to our directors. Includes restricted stock award granted to Mr. Branch pursuant to his Non-Executive Chairman Agreement, which resulted in a grant of 40,000 shares of our common stock, which will vest on the date of the Annual Meeting. Includes restricted stock awards granted to Messrs. Poitevint, Whittemore, Davis, Hood and Hudson pursuant to the Non-Employee Director Agreement, which resulted in grants to each of these directors of 5,000 shares of our common stock in 2016, which will vest on the date of the Annual Meeting. The values of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2016.

2.	Mr. Branch received $75,000 for his services as director and $40,000 for serving as the Chairman of the Board.

3.	Mr. Hudson received $75,000 for his services as director and $20,000 for serving as the Chairman of the Audit Committee.

4.	Each of Messrs. Poitevint, Whittemore and Davis received $75,000 for their services as directors and $10,000 for serving as Chairmen of our Board Committees.

During fiscal year 2016, we offered the following compensation program for our non-employee directors: (i) a quarterly retainer of $18,750, (ii) a quarterly retainer of $10,000 for the Chairman of the Board, (iii) a quarterly retainer of $5,000 to our Audit Committee Chairman and (iv) a quarterly retainer of $2,500 to the Chairmen of each of the following committees: Nominating Committee, Investment Committee and Compensation Committee.

Mr. Forney does not receive any additional compensation for his service as a director. His compensation is disclosed under the subsection entitled Executive Compensation.

PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the engagement of RSM as the independent registered public accounting firm to perform an audit of our consolidated financial statements for the fiscal year ending December 31, 2017. RSM performed the audit of our 2016 consolidated financial statements. RSM has advised our Audit Committee that neither it, nor any of its members, has any direct financial interest in UPC Insurance as a promoter, underwriter, voting trustee, director, officer or employee. Though we do not expect a representative of RSM to attend our Annual Meeting, if an RSM representative does attend, the representative will respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

We hereby ask our stockholders to ratify our Audit Committee’s appointment of RSM as our independent registered public accounting firm for the 2017 fiscal year. Although neither our Certificate of Incorporation, our By-laws, nor any other document or agreement requires ratification, the Board submits the appointment of RSM to our stockholders for ratification because we value our stockholders’ views on the appointment of our independent registered public accounting firm. If our stockholders do not ratify the appointment of RSM, we will consider such result as a direction from the stockholders to our Audit Committee to consider the appointment of a different firm and our Audit Committee will reconsider whether to retain RSM. In such event, our Audit Committee may retain RSM notwithstanding the fact that the stockholders did not ratify the appointment, or may appoint another accounting firm without re-submitting the matter to a stockholder vote. Even if stockholders ratify the appointment, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and, thus, in our stockholders' best interest.

Recommendation of the Board

The Board recommends a vote FOR the ratification of the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Audit Committee Report
As part of its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of UPC Insurance's internal control over financial reporting with management and RSM. The Audit Committee also has discussed with RSM the matters required to be discussed by the statement on Auditing Standards No. 16 (as adopted by the Public Company Accounting Oversight Board in Rule 3526). The Audit Committee has received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with RSM that firm’s independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in UPC Insurance's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Sherrill W. Hudson, Chairman
Kent G. Whittemore
Kern M. Davis, M.D.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services that our independent registered public accounting firm will provide. At regular meetings or as needed during the year, the Audit Committee reviews and approves proposals for such services, including the estimated fees the independent registered public accounting firm will charge. The Audit Committee Chairman may approve permissible non-audit services costing up to $10,000, with subsequent notification to the full Audit Committee.

Audit Committee Approval of Independent Registered Public Accounting Firm

Our Audit Committee approved the appointment of, and the fees for audit and tax services performed by, our independent registered public accounting firm for 2016 and 2015.

Audit and Related Fees

The following table summarizes the approximate fees RSM billed us for services rendered during 2016 and 2015.

	2016		2015
Audit Fees	$511,935	[1]	$362,250	[3]
Audit-Related Fees	—		—
Tax Fees	31,200	[2]	22,000	[2]
All Other Fees	—		—

1.
Amount includes approximately $25,000 related to audit services rendered in connection with offerings in 2016 and $65,100 related to audit services rendered in connection with our pending merger with American Coastal.

2.	Amount includes fees billed for assistance with the filing of our tax return.

3.	Amount includes approximately $10,000 related to audit services rendered in connection with offerings in 2015.

EXECUTIVE COMPENSATION

Executive Officers

The following individuals serve as our executive officers:

	Age	Position
John Forney	55	President, Chief Executive Officer (CEO) and Director
B. Bradford Martz	45	Chief Financial Officer (CFO)
Paul DiFrancesco	59	Chief Underwriting Officer
Deepak Menon	45	Chief Revenue Officer
Kimberly A. Salmon	56	General Counsel, Chief Legal Officer and Secretary
Scott St. John	48	Chief Claims Officer
Andrew D. Swenson	58	Chief Information Officer

John Forney has served as our Chief Executive Officer and a member of our Board since June 14, 2012. He assumed the additional role of President in July 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James (NYSE: RJF), a financial services holding company based in St. Petersburg, Florida. He last served there as managing director in Raymond James' public finance department, where he managed the department and led the firm's investment banking efforts in catastrophe insurance financing. Mr. Forney received a B.A. in Economics from Princeton University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He also holds the Chartered Financial Analyst designation.

B. Bradford Martz has served as our Chief Financial Officer since October 1, 2012. Prior to joining the company, Mr. Martz served as Chief Financial Officer and Board Member of Bankers Financial Corporation, a Florida-based diversified holding company system with operations in the property and casualty insurance, life/annuity insurance, warranty, insurance agency, insurance business process outsourcing and real estate markets. Mr. Martz obtained a B.S. in Finance from the University of Colorado at Boulder and an M.B.A. from Northeastern University. Mr. Martz is a Certified Public Accountant actively licensed in Florida and also holds the Global Certified Management Accountant designation from the American Institute of Certified Public Accountants.

Paul DiFrancesco was appointed as our Chief Underwriting Officer in 2015. He has over 35 years of multi-line Property Casualty experience with leadership roles in both regional and multi-national Fortune 100 insurance companies, including President and CEO of AutoOne Insurance, a White Mountains subsidiary, and EVP at ACE-INA, where he had Product and New Business development responsibilities for specialty consumer products. Mr. DiFrancesco obtained a B.S. in Finance from Fordham University and an M.B.A. in Finance and Marketing from the University of Hartford.

Deepak Menon has served as our Chief Revenue Officer since July 29, 2013. Prior to joining our Company, Mr. Menon served as the Director of Marketing for American Strategic Insurance, a homeowners writer based out of St. Petersburg, Florida. Mr. Menon holds an M.B.A. in Finance from the University of Tampa, as well as a B.S. in Finance from the University of South Carolina. His professional designations include Chartered Property & Casualty Underwriter and Associate in Risk Management.

Kimberly A. Salmon has served as our General Counsel, Chief Legal Officer and Secretary since February 24, 2014. She has over 21 years of industry-related experience. She was a partner at Groelle & Salmon, P.A., where her litigation practice and professional activities and affiliations focused on fighting fraud in the insurance industry. Ms. Salmon received a J.D.from Stetson University College of Law and a B.A. in Criminal Justice from Florida Atlantic University. She is a member of the Florida Bar and the U.S. Middle District of Florida.

Scott St. John has served as our Chief Claims Officer since August 22, 2016. Mr. St. John has over 25 years of experience in the insurance industry. Prior to joining our Company, he was the National Manager for Catastrophe Operations and later, the Director of Field Property Claims at Farmers Insurance. Mr. St. John obtained a B.S. and B.A. in Marketing and Logistics from Ohio State University.

Andrew D. Swenson has served as our Chief Information Officer since August 26, 2013. Mr. Swenson has worked in information technology since 1982 in government, middle market and Fortune 500 companies, including serving as Chief Information Officer at two publicly traded entities, Sykes Enterprises, Inc. and ABR Information Services, Inc. Mr. Swenson holds a B.S. in Computer Science from Coleman College in San Diego, California.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our executive compensation and reviews the actions taken by our Compensation Committee concerning the compensation of our Named Executive Officers (NEOs), who are listed below with titles as of December 31, 2016:

•	John Forney - President and Chief Executive Officer (CEO)

•	B. Bradford Martz - Chief Financial Officer (CFO)

•	Deepak Menon - Chief Revenue Officer

•	Paul DiFrancesco - Chief Underwriting Officer

•	Andrew D. Swenson - Chief Information Officer

2016 Company Performance Highlights.

Financial Highlights
We increased total revenues as a result of strong organic growth in new and renewal business generated in our Gulf and Northeast regions. Net income decreased compared to the prior year primarily due to increases in catastrophe loss and loss adjustment expenses during 2016. Retained catastrophe losses of $55,842,000 during 2016 included losses from winter and spring storms in Florida and Texas, the August Louisiana storms, Hurricane Hermine, Tropical Storm Colin, Hurricane Matthew, and certain other losses not covered by our reinsurance program.

($ in thousands, except per share, ratios and policies in-force)	Year Ended December 31,
	2016	2015

Total revenues	$487,117	$357,569
Consolidated net income	5,698	27,358

Net income per diluted share	$0.26	$1.28

Combined ratio (1)	104.9%	94.0%
Return on average equity, trailing twelve months	2.4%	12.4%

Policies in-force	451,155	347,015
(1) Calculated as operating expenses less interest expense relative to net premiums earned.

($ in thousands, except per share and ratios)	December 31, 2016	December 31, 2015	% Change

Investment and Cash holdings	$679,335	$537,500	26.4%

Book value per share	$11.15	$11.11	0.4%

Strategic Highlights
During 2016, we had several accomplishments which were consistent with our strategic goals:

•	Completed our acquisition and integration of Interboro Insurance Company

•	Began writing policies in two additional states: Connecticut and New York

•	Completed a private offering of $30,000,000 of 10-year senior debt obligations on what we believe to be very favorable terms

•	We purchased catastrophe excess of loss reinsurance protection of $1,515,197,000, making us one of the largest cedants in the world and issued our first ever catastrophe bond

•	Entered into the American Coastal merger agreement

Role of the Compensation Committee and Management in the Compensation-Setting Process. Our Compensation Committee’s role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation Committee’s charter. Among other things, the Compensation Committee has responsibility to do the following:

•	oversee our overall compensation structure, policies and programs;

•	administer and determine our Company’s equity- and incentive-based compensation plans that require approval from our Board of Directors;

•
review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate our CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation;

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the CEO;

•	review and recommend employment agreements and severance and change of control arrangements for our executive officers;

•	assist the Board in reviewing the outcome of stockholder votes on say on pay and the frequency of say on pay; and

•	periodically assess the risks associated with our compensation policies and practices.

Our CEO recommends base salaries for our executive officers other than himself to the Compensation Committee for its approval and recommends performance targets under the Annual Incentive Plan and Long-Term Incentive Plan for approval by the Compensation Committee, as explained in more detail under the section entitled Incentive Compensation below. Our CEO also negotiates employment agreements with executive officers, subject to review by the Compensation Committee, and makes recommendations to the Compensation Committee with respect to equity awards and cash bonuses for our NEOs other than himself under our Annual Incentive Plan and Long-Term Incentive Plan. All compensation elements for our CEO are reviewed and approved by the Compensation Committee.
The Chairs of the Audit and Finance Committees serve on the Compensation Committee. These Directors bring information and perspective from the work of other committees to provide insight on the Compensation Committee's decisions. We believe this enhances the Compensation Committee's execution of its role, including its role in risk management oversight.

Summary of 2016 Compensation Actions. In 2016, our Compensation Committee continued its focus on structuring our compensation arrangements in keeping with our compensation philosophy, which is described below under Overview of our Executive Compensation Philosophy and Objectives. Actions taken or approved by our Compensation Committee relative to the compensation programs for our executive officers for 2016 included the following:

•
Reviewed the performance of our CEO and determination of his total compensation. This included decisions regarding salary changes as seen in the Elements of Executive Compensation subsection and incentive based awards as described in the Executive Compensation subsection.

•
Reviewed the performance of our other executive officers, including our NEOs, with assistance from our CEO and determination of the structure and amount of base salary incentive and bonus compensation for our executive officers for 2016 as seen in the Elements of Executive Compensation and Executive Compensation subsections, respectively.

•	Established performance goals and target awards under our annual incentive plan and long-term incentive plan.

Overview of our Executive Compensation Philosophy and Objectives. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. In order to attract and retain talented executives with these qualities as well as to motivate management to maximize performance while building stockholder value, we have sought to establish compensation programs that we believe are competitive in the marketplace. We also have a “pay-for-performance” philosophy, meaning that we will pay higher compensation to our NEOs if we believe the performance of the Company delivers higher value to the stockholders.

Three long-term objectives drive the Compensation Committee’s decisions regarding the executive compensation elements, incentive plan design, and award levels. These objectives are as follows:

Build long-term stockholder value - We provide a significant portion of executive compensation through long-term incentive compensation and stock-based opportunities to emphasize compensation programs that we believe are linked to maximizing stockholder value over the long term;

Drive sustained, strong business and financial results - We provide a significant portion of executive compensation through incentive compensation programs that are linked to our Company achieving targeted increases in earnings per share, return on equity and gross premiums earned; and

Attract, motivate and retain a highly qualified and effective executive team - The attraction, motivation and retention of top executive talent is critical to our continued success. Therefore, the Compensation Committee considers broad based surveys that reveal executive compensation levels in the industry to gain a general understanding of compensation practices.

Elements of Executive Compensation. The key components of our compensation program for our NEOs for 2016 were base salary, annual cash incentive awards under our Annual Incentive Plan, time-vesting restricted stock awards under our Long-Term Incentive Plan, discretionary cash bonuses and restricted stock awards and other compensation consisting primarily of matching 401(k) contributions, and health and welfare benefits. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the NEOs who deliver strong performance.

Base Salary
In general, the base salary of each executive was initially established through arm's-length negotiations at the time the individual was hired, taking into account the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations. The salaries of our NEOs are based on the individual employment agreements. These agreements permit base salary to be increased on an annual basis at the discretion of the Compensation Committee during the term of employment, but may not be decreased.

In 2016, our CEO conducted a review of the base salaries of our NEOs (other than himself) for potential increases and recommended changes to the Compensation Committee for its final determination. The Compensation Committee also reviewed the base salaries of our executive officers in light of broad based survey data that reveal executive compensation levels in the industry to gain a general understanding of compensation practices. We believe base salaries should be competitive based upon an executive officer’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. Based on the foregoing considerations, in 2017 the Compensation Committee approved salaries consistent with 2016 for each of the NEOs. Our NEOs base salaries for 2016 and 2017 were as follows:

Named Executive	2016 Base Salary	2017 Base Salary
John Forney	$1,000,000	$1,000,000
B. Bradford Martz	325,000	325,000
Deepak Menon	325,000	325,000
Paul DiFrancesco	250,000	250,000
Andrew D. Swenson	225,000	225,000
Incentive Compensation
The award of incentive compensation for our NEOs under our Annual Incentive Plan and Long-Term Incentive Plan is based on achieving certain annual corporate performance goals included in our 2013 Omnibus Incentive Plan. As to each performance goal, the relevant measurement of performance will be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Compensation Committee will exclude the effect of items set forth in the 2013 Omnibus Incentive Plan.

Annual Incentive Plan - Our NEOs as well as certain other management employees, participate in the Annual Incentive Plan, which provides an opportunity to earn a cash bonus upon achievement of key financial performance objectives approved by the Compensation Committee. Within the overall context of our compensation philosophy and culture, the Annual Incentive Plan:

•	provides competitive levels of total cash compensation;

•	aligns pay with organization and individual performance; and

•	focuses executive attention on key business metrics.

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our NEOs. The Compensation Committee reviews and approves payouts made under the Annual Incentive Plan.
Long-Term Incentive Plan - The Compensation Committee determined to implement our Long-Term Incentive Plan because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return, and in view of its goal for long-term compensation of furthering four key objectives. Within the overall context of our compensation philosophy and culture, the Long-Term Incentive Plan:

•	Pay for Performance: Emphasize variable compensation that is linked to our performance, in an effort to generate and reward superior corporate performance;

•	Alignment of Interests: Use adjusted pre-tax net income as the key performance metric, linking executives' incentive goals with the interests of our stockholders;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

Under our long-term incentive program, we may make annual grants of time-vesting restricted stock to our executive officers if predetermined corporate performance targets are achieved. Restricted stock awards for our NEOs vest ratably over the three years following the grant date, contingent on continued employment, unless the executive is terminated by us other than for cause. The number of shares of time-vesting restricted stock to be granted is based on the target dollar value of the award divided by the closing price of our stock on the date of grant.
Other Compensation
We adopted a 401(k) plan that generally covers all of our employees who have completed 90 days of service. Pursuant to our 401(k) plan, participants may elect to make pre-tax contributions up to the statutorily-prescribed annual limits. In addition to their base salaries and awards under incentive plans described above, our NEOs receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2016, we matched 100% of a participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan.

Our executive officers receive health and welfare benefits, such as group medical, group life, group dental, short-term and long-term disability coverage. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our Company's performance. Accordingly, other than an employer matching contribution to the accounts of our NEOs under our 401(k) Plan, which is the same matching contribution rate that we provide to all eligible full-time employees, we do not offer executives any qualified or non-qualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.
Other Highlights of Our Compensation Programs. We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company. In addition to our short- and long-term performance compensation described in the Elements of Executive Compensation section above, our program also includes the following:

•	We pay for performance, offering our NEOs the opportunity to earn a substantial amount of variable compensation based on our Company achieving certain performance targets.

•	We encourage long-term decision making as our restricted stock awards vest over a three-year time period and the ultimate value of the shares is determined by our performance over the three years.

•
We do not provide change of control severance for an executive officer under an employment agreement unless the executive is terminated without cause or, in the case of our CEO, we fail to obtain the written assumption of the employment agreement by a successor.

•	Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•	We do not generally guarantee salary increases or bonuses for our executive officers.

Severance and Change of Control Arrangements. We have entered into employment agreements with each of our NEOs, which provide for severance benefits if we terminate the executive without cause. These severance benefits consist of base salary continuation (ranging from six to twelve months), paid COBRA coverage ranging from 120 days to twelve months, a prorated portion of the executive’s annual incentive bonus and, in the case of our CEO, accelerated vesting of a portion of his then unvested restricted stock granted under his employment agreement. Our CEO is also eligible for the foregoing of severance benefits if he terminates his employment for “good reason,” as defined in his employment agreement. Additionally, under the terms of restricted stock awards granted pursuant to our Long-Term Incentive Plan, accelerated vesting of any unvested restricted stock will occur if we terminate the executive other than for cause.
We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to NEOs. We view these benefits as appropriate for the NEOs who may not be in a position to readily obtain comparable employment within a reasonable period of time. Please refer to the discussion below under “Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.
2016 Compensation under Annual and Long-Term Incentive Plans. For incentive compensation to be paid under our Annual Incentive Plan and Long-Term Incentive Plan, the Compensation Committee identified the following performance measures that would be used to measure corporate performance for 2016: adjusted pre-tax net income greater than 50% of 2016 pre-tax budgeted income of $43,275,000. The Compensation Committee selected this performance measure because it is among the key performance metrics used by our Board to evaluate our corporate performance. This performance measure was evaluated by our Compensation Committee in determining eligibility for the target payments under the incentive compensation program. The Compensation Committee retained discretion, however, to pay any amount less than the target on the basis of the Compensation Committee’s assessment of the level of achievement as measured by the performance goals, the CEO’s recommendations for other executive officers and such other performance or other considerations as the Compensation Committee deems relevant.
In 2016, the annual cash incentive awards available under the Annual Incentive Plan made up approximately 54% of the total incentive award opportunity for our NEOs and the time-vesting restricted stock made up the remaining 46%. In February 2017, the Compensation Committee determined that the level of performance required for payment of the incentive compensation at the previously identified target levels had been satisfied. For fiscal year 2016, 50% of our 2016 pre-tax budgeted income after all adjustments set forth by the Plan was $44,948,000, which calculation includes adjustments allowed under paragraph 18(s)(i)-(xiii) of the 2013 Omnibus Incentive Plan, mainly attributable to non-recurring catastrophe losses. Taking into consideration these outcomes, the Compensation Committee approved (1) payment of the annual cash bonus amounts to our NEOs for 2016 reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” and (2) the grants of time-vesting restricted stock to each of our Named Executive Officers for 2016 reflected in the Summary Compensation Table under “Stock Awards.”
Risk Assessment of Compensation Policies and Practices. The Board relies on the Compensation Committee to address risk exposures we face with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Compensation Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from our compensation policies and practices and considers safeguards against incentives to take excessive risks. Based on its most recent review, the Compensation Committee has concluded that the risks arising from our compensation policies and practices for its associates are not reasonably likely to have a material adverse effect on us.

Policy Regarding Restatements. We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board of Directors or Compensation Committee would evaluate whether compensation adjustments were appropriate based on the facts and circumstances surrounding the restatement.
Advisory Votes on Compensation. The Board recognizes the fundamental interest that our stockholders have in the compensation of our executive officers. At the 2013 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-frequency proposal”) on how often we should include a say-on-pay proposal in its proxy statement. Based on our stockholders’ vote on the say-on-frequency proposal, the Board determined that we will hold stockholder say-on-pay advisory votes on executive compensation once every three years, with the next say-on-pay advisory vote to be held at the 2019 Annual Meeting of Stockholders. The next say-on-frequency advisory vote will be held at the 2019 Annual Meeting of Stockholders as well.
Tax Considerations. The Compensation Committee has considered the potential future effects of Section 162(m) of the Code on the compensation paid to our NEOs. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (other than its CFO). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Compensation Committee has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our NEO's for an exemption from the deductibility limits of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our intentions, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will do so. We sought and obtained stockholder approval of the 2013 Omnibus Incentive Plan at the 2013 Annual Meeting for purposes of complying with NASDAQ listing standards and permitting qualifying compensation awarded under the plan to be qualified as performance-based compensation under Section 162(m) of the Code.
Compensation Committee Report. Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Kent G. Whittemore, Chair
Gregory C. Branch
William H. Hood, III
Sherrill W. Hudson
Alec L. Poitevint, II

Executive Compensation

Summary Compensation Table. The following Summary Compensation Table displays the compensation received by each of our NEOs during the years ended December 31, 2016, 2015 and 2014:

	Year	Salary	Bonus (1)	Stock Award (2)	Non-Equity Incentive Compensation Plan (3)	All Other (4)	Total
John Forney	2016	$966,667	$—	$322,200	$500,000	$19,482	$1,808,349
President and Chief Executive Officer	2015	800,000	—	352,600	500,000	753	1,653,353
	2014	587,500	300,000	420,000	360,000	882	1,668,382
B. Bradford Martz	2016	320,833	—	80,550	80,000	10,568	491,951
Chief Financial Officer	2015	300,000	—	88,150	100,000	13,773	501,923
	2014	247,500	—	301,250	153,000	16,365	718,115
Deepak Menon	2016	312,500	—	161,100	150,000	10,060	633,660
Chief Revenue Officer	2015	250,000	—	176,300	150,000	9,397	585,697
	2014	200,000	—	266,250	123,000	9,052	598,302
Paul DiFrancesco (5)	2016	241,667	—	96,660	50,000	2,074	390,401
Chief Underwriting Officer	2015	20,822	—	—	5,000	—	25,822
Andrew D. Swenson	2016	222,500	—	48,330	60,000	15,157	345,987
Chief Information Officer	2015	210,000	—	52,890	60,000	15,071	337,961
	2014	197,500	—	75,000	75,000	11,907	359,407

(1)	Represents discretionary bonuses approved by our Compensation and Benefits Committee relating to financial and operational achievements during 2014.

(2)
Represents aggregate grant date fair value of the restricted stock awarded to Messrs. Forney, Martz, Menon, DiFrancesco and Swenson. Includes restricted stock awards granted to Messrs. Forney, Martz, Menon, DiFrancesco and Swenson pursuant to our Long-Term Incentive Plan, which resulted in grants to each of these executives of:

	2016	2015	2014
John Forney	20,000	20,000	17,108
B. Bradford Martz	5,000	5,000	12,271
Deepak Menon	10,000	10,000	10,845
Paul DiFrancesco	6,000	—	—
Andrew D. Swenson	3,000	3,000	3,055

The value of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2016.

(3)	Represents the amounts earned under our Annual Incentive Plan for fiscal years 2016, 2015 and 2014.

(4)
Represents company match under our 401(k) plan, gym reimbursement and group term life insurance. For the year ended December 31, 2016, Messrs. Forney, Martz, Menon, DiFrancesco and Swenson received $18,750, $10,208, $9,700, $1,042 and $14,125, respectively, for the 401(k) company match.

(5) Paul DiFrancesco joined our Company on November 23, 2015 and was appointed Chief Underwriting Officer effective August 10, 2016.

Grants of Plan Based Awards in 2016. The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2016. The amounts shown in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represent potential future payments at the time of the grant only. At the time of the grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs' continued employment. The awards in the columns under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" were granted under our annual cash incentive program for 2016, as indicated, and payment is or was contingent on our achievement of a given level of corporate performance, as described above in the section titled "Compensation of Executive Officers - Compensation Discussion and Analysis - Elements of Executive Compensation." The amounts, if any, actually earned and paid to our NEOs for 2016 under our Annual Incentive Plan are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John Forney	N/A	—	600,000	—
	3/16/17				—	700,000	—	322,200
B. Bradford Martz	N/A	—	195,000	—
	3/16/17				—	227,500	—	80,550
Deepak Menon	N/A	—	195,000	—
	3/16/17				—	227,500	—	161,100
Paul DiFrancesco	N/A	—	150,000	—
	3/16/17				—	175,000	—	96,660
Andrew D. Swenson	N/A	—	135,000	—
	3/16/17				—	157,500	—	48,330

(1)
Amounts reflected under the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column of the table above represent only potential payments to NEOs under our Annual Incentive Plan, based upon the Compensation Committee's discretionary assessment of performance for the year, subject to achievement of specified performance objectives. The amounts actually earned and paid to our NEOs for 2016 under these awards are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table above.

(2)
Amounts reflected under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the table above represent the award opportunities for NEOs under our Long-Term Incentive Plan, based upon the Compensation Committee's discretionary assessment of performance over the performance period from January 1, 2016 to December 31, 2016, subject to achievement of specified performance objectives. The actual amounts earned for the performance period were settled in restricted shares as follows: Mr. Forney - 20,000, Mr. Martz - 5,000, Mr. Menon - 10,000. Mr. DiFrancesco - 6,000 and Mr. Swenson - 3,000. These shares vest ratably over three years, subject to continued employment through the vesting date, unless the NEO is terminated other than for cause.

(3)	Represents grant date fair value as calculated pursuant to ASC Topic 718.
Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2016 and Grants of Plan-Based Awards in Year 2016 Table. Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2016 and Grants of Plan-Based Awards for Year 2016 Table reflect the terms of employment agreements between us and certain of the named executive officers.
John Forney. We are a party to an employment agreement with Mr. Forney entered into on June 8, 2012. The agreement had an initial term of five years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Forney with 90 days’ notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $450,000 per year, subject to annual increase at the discretion of our Compensation Committee. Pursuant to this provision, Mr. Forney’s salary was increased to $1,000,000 commencing March 1, 2016. In addition, pursuant to his employment agreement, Mr. Forney is eligible to receive cash bonuses at the discretion of our Compensation Committee. The Compensation Committee has discretion to pay additional compensation as they see fit.
B. Bradford Martz. We are a party to an employment agreement with Mr. Martz entered into on October 1, 2012 and renewed on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Martz with 30 days’ of notice of termination. The agreement provides for an initial base salary of $225,000 per year, subject to annual review and adjustment at the discretion of our Compensation Committee. Pursuant to this provision, Mr. Martz’s salary was increased to $325,000 commencing March 1, 2016. In addition, pursuant to his employment agreement Mr. Martz is eligible to receive an annual cash bonus at the discretion of our Compensation Committee. The Compensation Committee has discretion to pay additional compensation as they see fit.

Deepak Menon. We are a party to an employment agreement with Mr. Menon entered into on July 10, 2013 and renewed on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Menon with 30 days’ of notice of termination. The agreement provides for an initial base salary of $200,000 per year, subject to annual review and adjustment at the discretion of our Compensation Committee. Pursuant to this provision, Mr. Menon’s salary was increased to $325,000 commencing March 1, 2016. In addition, pursuant to his employment agreement, Mr. Menon is eligible to receive an annual cash bonus at the discretion of our Compensation Committee. The Compensation Committee has discretion to pay additional compensation as they see fit.
Paul DiFrancesco. We are a party to an employment agreement with Mr. DiFrancesco entered into on August 10, 2016. The agreement will remain effective until we give or are provided by Mr. DiFrancesco with 30 days’ of notice of termination. The agreement provides for an initial base salary of $250,000 per year, subject to annual review and adjustment at the discretion of our Compensation Committee. In addition, pursuant to his employment agreement, Mr. DiFrancesco is eligible to receive an annual cash bonus at the discretion of our Compensation Committee. The Compensation Committee has discretion to pay additional compensation as they see fit.
Andrew D. Swenson. We are party to an employment agreement with Mr. Swenson, entered into on August 26, 2013 and renewed on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Swenson with 30 days’ notice of termination. The agreement provides for an initial base salary of $190,000 per year, subject to annual review and adjustment at the discretion of our Compensation Committee. Pursuant to this provision, Mr. Swenson’s salary was increased to $225,000 commencing March 1, 2016. In addition, Mr. Swenson is eligible to receive an annual cash bonus at the discretion of our Compensation Committee. The Compensation Committee has discretion to pay additional compensation as they see fit.

The following table sets forth information as of December 31, 2016 regarding our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	148,044	$18.34	683,533
Equity compensation plans not approved by security holders	21,598	6.85	—
Total	169,642	$16.88	683,533

Outstanding Equity Awards at Fiscal Year End. The following table sets forth certain information with respect to our NEOs concerning restricted stock awards that have not vested as of December 31, 2016.

	Stock Award Grant Date	Number of shares of restricted stock that have not vested (1)	Market value of shares of restricted stock that have not vested (2)
John Forney	March 9, 2016	20,000	$302,800
	February 24, 2015	11,406	172,687
	March 18, 2014	4,208	63,709
	June 14, 2012	17,398	263,406
B. Bradford Martz	March 9, 2016	5,000	75,700
	February 24, 2015	8,181	123,860
	March 18, 2014	1,749	26,480
Deepak Menon	March 9, 2016	10,000	151,400
	February 24, 2015	7,230	109,462
	March 18, 2014	1,093	16,548
Andrew D. Swenson	March 9, 2016	3,000	45,420
	February 24, 2015	2,037	30,840
	March 18, 2014	765	11,582
Paul DiFrancesco (3)	N/A	—	—

(1)
Mr. Forney's shares, granted on June 14, 2012, as an inducement for entering into employment with our Company, vest ratably over five years on the anniversary of the grant date. Shares granted on March 18, 2014, related to 2013 performance year, shares granted on February 24, 2015, related to 2014 performance year, and shares granted on March 9, 2016, related to the 2015 performance year, were issued as part of the 2013 Omnibus Incentive Plan, and vest ratably over three years on the anniversary of the grant date.

(2)	Based on market value as of December 31, 2016 of $15.14 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.
(3) Mr. DiFrancesco joined our Company on November 23, 2015 and was appointed Chief Underwriting Officer effective August 10, 2016. Therefore, he did not receive Stock Award Grants for performance years before 2016, his first full year with our Company.

No other named executive officer received any stock awards, option awards, non-equity incentive plan compensation or any non-qualified deferred compensation earnings during 2016 or 2015.

Option Exercises and Stock Vested in 2016. The following table contains information concerning option awards that were exercised by our NEOs and restricted stock that vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
John Forney	—	$—	27,308	$483,471
B. Bradford Martz	—	—	5,839	108,501
Deepak Menon	—	—	4,708	87,599
Andrew D. Swenson	—	—	1,783	33,049
Paul DiFrancesco (3)	—	—	—	—

(1)
Represents the gross number of shares vesting during 2016. The following number of shares were forfeited by each executive to pay for related taxes during 2016: Mr. Forney - 10,924 shares with a value of $193,403, Mr. Martz - 1,799 shares with a value of $33,457, and Mr. Menon - 1,181 shares with a value of $22,073.

(2)	Represents the gross number of shares vesting multiplied by the closing price of our common stock on the NASDAQ Stock Market on the date of vesting.
(3) Mr. DiFrancesco joined our Company on November 23, 2015 and was appointed Chief Underwriting Officer effective August 10, 2016. Therefore, he did not receive Stock Award Grants for performance years before 2016, his first full year with us.

Potential Payments upon Termination or Change of Control. The information below describes certain compensation and benefits to which our NEOs are entitled in the event their employment is terminated under certain circumstances and/or change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2016 assuming a market value of our common stock on that date of $15.14, which was the closing sale price of a share of our common stock on such date, given the NEOs compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Termination Without Cause. As described above, we are a party to employment agreements with each of our NEOs, all of which were entered into prior to December 31, 2016. Under each employment agreement, "Cause" shall only mean (i) any action or omission of the Executive which constitutes a material breach of the employment agreement, (ii) willful (only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company) failure to perform the duties assigned to the executive by the CEO or the Board, from time to time; (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company, or (iv) the conviction (from which no appeal can be taken) of executive for any criminal act which is a felony.

Under Mr. Forney's employment agreement, termination without cause would take effect after a 30-day notice, and he would be entitled to receive base salary continuation, payable in equal installments in accordance with normal payroll practices. If Mr. Forney is terminated without cause prior to his initial five-year term, he would be entitled to 12 months of his base salary. If 30-day notice of termination is after the five-year contract term, he would be entitled to receive his remaining base salary for the year of separation. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). In addition, Mr. Forney would be entitled to up to 24 months of COBRA, which would cease upon his becoming eligible for healthcare coverage with a subsequent employer. Annual cash bonuses earned but not paid, for the prior fiscal year would be payable within the next normal payroll period. Remaining equity from Mr. Forney's original stock grant would automatically and immediately vest in full. Any restricted stock awarded to Mr. Forney based on the achievement of performance goals would vest in full upon termination. Additionally, Mr. Forney would also be entitled to receive a pro-rated portion of his annual performance bonus for the year of termination, to be paid in full within 90 days following the completion of the fiscal year.

Mr. Forney would receive these same benefits if he were to terminate employment with good reason. "Good Reason" means, without executive's written consent: (i) a reduction by the Company in executive's Base Salary or Target Bonus as in effect from time to time; or (ii) the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, executive's authority, responsibilities, or duties such that Executive no longer has the title of, or serves or functions as, CEO of the Company; or (iii) the Company fails to maintain an annual and long-term incentive program for senior executives in which executive participates; or (iv) failure of the Board to nominate executive for election to the Board of Directors at an annual meeting of stockholders; or (v) the Company requiring executive to be based at a location in excess of 35 miles from the location of the Company's principal executive office as of the effective date of the agreement, except for required travel on Company business; or (vi) the Company fails to obtain the written assumption of its obligations under the agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; or (vii) a material breach by the Company of its obligations under the agreement.

If Mr. Forney is terminated without cause, by us, with at least 90 days' written notice after his initial five-year term, or if there is a decision not to extend the employment term, Mr. Forney would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to Mr. Forney. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.

Under the employment agreements for the remaining NEOs, the initial term is one year, with automatic one-year renewal terms unless either party provides 30-days' written notice of intent to non-renew.
If any NEO's employment is terminated without Cause (as defined above), termination would take effect immediately and he would be entitled to severance at the base salary rate for the remainder of the term or 180 days, whichever is greater. They would also be owed any benefits under any expense reimbursement and any benefit plans (in accordance with the terms of such plans), and they would be entitled to up to 120 days of COBRA, until they became eligible with a subsequent employer. Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. If termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year, would be paid in full within 90 days following completion of the fiscal year. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.
Termination For Cause. If any NEO's employment is terminated for Cause (as defined above), he would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. Any such payments must be made on or before March 15th of the year following the NEO's termination for cause.
Termination due to Death or Disability. If any NEO's employment is terminated due to death or disability, he (or his estate or legal representatives (as applicable)) would be entitled to receive payment of base salary as of the date of termination of employment, reimbursement for expenses incurred, any benefits under any benefit plans (in accordance with the terms of such plans), any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, and if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year, would be paid in full. In addition, in the case of death, we will continue to provide all benefits applicable to the NEO's family for six months. Any such payments shall be made on or before March 15th of the year following death or disability. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.
Resignation. Our CEO and NEOs may resign upon 30 days' notice to us. They would be entitled to receive base salary continuation, payable in equal installments in accordance with normal payroll practices for the notice period, as well as any expense reimbursement. They would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. For our CEO, 20% of any remaining restricted stock under the initial equity award, if any, would vest upon the end of the 30-day notice period. For all NEO's, any remaining restricted stock awarded would be forfeited upon resignation.

The table below sets forth the estimated value of the potential payments to each of the NEOs, assuming the executive was given notice of employment termination on December 31, 2016. The figures in the table below are based on the employment agreements in effect on December 31, 2016.

	Termination without cause	Termination with cause	Termination due to death	Termination due to disability	Termination due to retirement
John Forney
Salary continuation	$1,093,333	$—	$—	$83,333	$250,000
Benefits	2,753	—	16,518	2,753	8,259
COBRA coverage	41,122	—	—	—	—
Most recent annual incentive bonus	500,000	500,000	500,000	500,000	500,000
Pro rata annual incentive bonus	68,517	—	68,517	68,517	205,550
Acceleration of restricted stock awards (1)	802,602	—	802,602	802,602	802,602
B. Bradford Martz
Salary continuation	162,500	—	—	27,083	162,500
Benefits	12,325	—	12,325	2,054	12,325
COBRA coverage	10,430	—	—	—	—
Most recent annual incentive bonus	80,000	80,000	80,000	80,000	80,000
Pro rata annual incentive bonus	80,275	—	13,379	13,379	80,275
Acceleration of restricted stock awards (1)	226,040	—	226,040	226,040	226,040
Deepak Menon
Salary continuation	162,500	—	—	27,083	162,500
Benefits	8,463	—	8,463	1,410	8,463
COBRA coverage	4,100	—	—	—	—
Most recent annual incentive bonus	150,000	150,000	150,000	150,000	150,000
Pro rata annual incentive bonus	155,550	—	—	25,925	155,550
Acceleration of restricted stock awards (1)	277,410	—	277,410	277,410	277,410
Paul DiFrancesco
Salary continuation	125,000	—	—	20,833	125,000
Benefits	3,979	—	3,979	663	3,979
COBRA coverage	3,785	—	—	—	—
Most recent annual incentive bonus	60,000	60,000	60,000	60,000	60,000
Pro rata annual incentive bonus	54,165	—	—	9,028	54,165
Acceleration of restricted stock awards (1)	—	—	—	—	—
Andrew D. Swenson
Salary continuation	112,500	—	—	18,750	112,500
Benefits	12,796	—	12,796	2,133	12,796
COBRA coverage	7,566	—	—	—	—
Most recent annual incentive bonus	60,000	60,000	60,000	60,000	60,000
Pro rata annual incentive bonus	54,165	—	—	9,028	54,165
Acceleration of restricted stock awards (1)	87,842	—	87,842	87,842	87,842

(1)	Based on a market value as of December 31, 2016 of $15.14 per share, which was the closing sale price of a share of our common stock on such date.

BENEFICIAL OWNERSHIP

Stock Ownership of Our Directors, Executive Officers and Certain Beneficial Owners

The following table displays information, as of March 29, 2017, regarding the number and approximate percentage of shares of our common stock beneficially owned by (i) each of our directors, director nominees, and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each person known to us to beneficially own more than 5% of our outstanding shares of common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
Gregory C. Branch, Chairman (1)	2,175,177	10.0%
Alec L. Poitevint, II, Director (2)	976,223	4.5%
William H. Hood, III, Director (3)	704,391	3.2%
Kent G. Whittemore, Director (4)	271,945	1.3%
Kern M. Davis M.D., Director	253,538	1.2%
John Forney, President, CEO and Director	131,749	0.6%
Sherrill W. Hudson, Director	128,403	0.6%
Deepak Menon, Chief Revenue Officer	105,978	0.5%
B. Bradford Martz, CFO	56,053	0.3%
Andrew D. Swenson, Chief Information Officer	27,017	0.1%
Paul DiFrancesco, Chief Underwriting Officer	17,481	0.1%
Directors and Officers as a Group (13 persons)	4,916,338	22.6%
Unless otherwise noted, individuals or groups identified in the table above may be contacted c/o United Insurance Holdings Corp. as described in the subsection entitled Communication with the Company.
We calculated the approximate percentage of common stock ownership based upon 21,726,608 shares of our common stock outstanding on March 29, 2017.

1.
Represents 1,649,197 shares directly owned by Mr. Branch; 118,588 shares owned by Branch Journey, LLC; and 101,848 shares owned by each of the following four trusts: OC Branch Trust F/B/O Tracy L Drake, OC Branch Trust F/B/O Jennifer L. Branch, OC Branch Trust F/B/O Christina M. Branch and OC Branch Trust F/B/O Overby C. Branch, III. Mr. Branch has voting power over the shares owned by O.C. Branch Trust and by Branch Journey, LLC.

2.
Represents 484,466 shares directly owned by Mineral Associates, Inc. and 458,457 shares owned by SEM Minerals, LP. Mr. Poitevint has voting and investment power over the securities held by Mineral Associates, Inc. and SEM Minerals, LP. Also, includes 15,000 shares held directly by Mr. Poitevint and 18,300 shares owned by his spouse.

3.
Represents 689,191 shares owned by William H. Hood, III Revocable Trust, of which Mr. Hood is the trustee with voting and dispositive control. Also, includes 15,000 shares held directly by Mr. Hood, and 200 shares held by his dependent child.

4.
Includes 252,227 shares directly owned by Mr. Whittemore, 19,618 shares in his spouse's, Kathryn Whittemore, IRA, and 100 shares in his daughter's brokerage account. Of the 252,227 shares directly owned by Mr. Whittemore, 20,000 shares have been pledged as security.

The following table provides information regarding stockholders that beneficially own more than five percent of all outstanding shares of UIHC common stock. We calculated the approximate percentage of common stock ownership based upon the 21,726,608 shares of UIHC common stock outstanding on March 29, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	2,091,936	9.6%
GMT Capital Corp (2) 2300 Windy Ridge Parkway, Suite 550 South Atlanta, GA 30339	1,941,060	8.9%

(1)
This information is derived from a Schedule 13G filed by BlackRock, Inc. on January 26, 2017. According to the Schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote of 2,060,568 shares of UIHC common stock, sole power to dispose of or direct the disposition of 2,091,936 shares of UIHC common stock, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares of UIHC common stock.

(2) This information is derived from a Schedule 13G filed by GMT Capital on October 17, 2016. According to the Schedule 13G filing, GMT Capital has shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of 1,941,060 shares of UIHC common stock. GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities. SEC regulations require directors, officers and beneficial owners of more than 10% of our outstanding equity securities to furnish us with all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms furnished to us with respect to the year ended December 31, 2016, and the written representations we received from certain reporting persons indicating that no circumstances occurred during the noted period that would require them to file a Form 5, we believe that, during the year ended December 31, 2016, all Section 16(a) reports required to be filed by our directors, officers and greater than 10% beneficial owners were timely filed except for the following form, which was filed late: a Form 4 filing reporting one transaction by Mr. DiFrancesco which was late as the result of an inadvertent administrative error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes the transactions and series of related transactions, since January 1, 2016, in which we participated, in which the subject amount exceeded $120,000 and in which any of our executive officers, directors, beneficial holders of more than 5% of our common stock or the immediate family members of such officers, directors, and beneficial holders had or will have a direct or material indirect interest, other than compensation we paid to our officers and directors for services performed as such.

One of our executive officers, Ms. Salmon, is a former partner at the law firm of Groelle & Salmon, PA, where her spouse remains partner and co-owner. Groelle & Salmon, PA provides legal representation to us related to our claims litigation, and also provided representation to us for several years prior to Ms. Salmon joining UPC Insurance in 2014. During the year ended December 31, 2016, Groelle & Salmon, PA billed us approximately $2,892,000. Ms. Salmon's spouse has a 50% interest in these billings, or approximately $1,446,000 for the year ended December 31, 2016.

Policies and Procedures Regarding Related Person Transactions. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•
a “related person” means any of our directors, executive officers or nominees for director, and any of their immediate family members, and any beneficial owner of more than 5% of our voting securities; and

•	a “related person transaction” generally is a transaction in which we were or are to be a participant and in which any related person had or will have a direct or indirect interest.

The related person, or the director, executive officer or nominee who is an immediate family member of a related person, must notify our outside SEC counsel of the related person transaction. Certain transactions will generally be deemed pre-approved under these written policies and procedures, including transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year and executive officer and director compensation arrangements approved by our Compensation Committee. Except for certain enumerated pre-approved transactions, our SEC counsel shall notify our Audit Committee of any proposed related person transactions reported to it. The Audit Committee will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will ratify, approve or disapprove the related person transaction based on factors it deems appropriate, including the benefits to our Company, the commercial reasonableness of the terms of the related person transaction, and its impact on director independence.

DEADLINE FOR THE SUBMISSION OF STOCKHOLDERS'
PROPOSALS FOR THE 2018 ANNUAL STOCKHOLDERS' MEETING

All proposals or nominations a stockholder wishes to submit at the meeting should be submitted as described in the subsection entitled Communication with the Company.

In accordance with SEC regulations, we hereby notify our stockholders that if, pursuant to Rule 14a-8, they wish to include a proposal in our proxy statement and form of proxy relating to our 2018 annual meeting, we must receive a written copy of their proposal no later than November 27, 2017. Proposals must comply with the SEC proxy rules relating to stockholder proposals to be included in our proxy materials.

If we receive any notice of a stockholder proposal submitted outside the processes of Rule 14a-8 after January 23, 2018, we will consider such notice untimely. The proxy solicited by our Board for the 2018 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any stockholder proposal presented at that meeting that was not timely submitted to us.

OTHER INFORMATION
We have made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the Report of our Audit Committee and the Compensation Committee Report shall not be incorporated by reference into any such filings.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 9, 2017

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2017.
To access the Company's Proxy Statement for the 2017 Annual Meeting of
Stockholders, and the Company's 2016 Annual Report, visit:
http://www.proxydocs.com/UIHC

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD RECOMMENDS A VOTE "FOR ALL" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	ô	Gregory C. Branch	Class A Nominee
		ô	John Forney	Class A Nominee
		ô	Kent G. Whittemore	Class A Nominee
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS, FOR THE RATIFICIATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY'S INDENPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder				Date:		Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 9, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Forney and Gregory Branch as Proxies of the undersigned, with full power of substitution, and hereby authorizes Mr. Forney and Mr. Branch to represent and to vote, as designated on the reverse side and in their discretion and upon any other business that may properly come before the meeting, all of the shares of common stock of United Insurance Holdings Corp., held of record by the undersigned on March 22, 2017, at the Annual Meeting of Stockholders of United Insurance Holdings Corp., to be held at the office of United Insurance Holdings Corp. located at 800 2nd Avenue S., St. Petersburg, Florida, 33701 on Tuesday, May 9, 2017 at 1:00 PM Eastern Daylight Time, or at any postponement or adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 9, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2017.
To access the Company's Proxy Statement for the 2017 Annual Meeting of
Stockholders, and the Company's 2016 Annual Report, visit: http://www.proxydocs.com/UIHC
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ê

THE BOARD RECOMMENDS A VOTE "FOR ALL" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	ô	Gregory C. Branch	Class A Nominee
		ô	John Forney	Class A Nominee
		ô	Kent G. Whittemore	Class A Nominee
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS, FOR THE RATIFICIATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY'S INDENPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder				Date:		Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.